EXHIBIT 99.1

October 21, 2004	FOR IMMEDIATE RELEASE

Contact:

Mario S. Levis
Senior Executive Vice President
and Treasurer
Tel: (787) 474-6709

DORAL FINANCIAL ANTICIPATES RECORD LOAN PRODUCTION IN FOURTH QUARTER 2004

     San Juan, Puerto Rico, October 21, 2004 — Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE: DRL), stated that contrary to recent announcements by US-based mortgage lenders, the Company’s loan production for the third quarter of 2004, as reported on October 13, 2004, was a record $2.0 billion compared to $1.7 billion for the comparable 2003 period, an increase of 18%. Also, net income for the third quarter of 2004 amounted to a record of $120.6 million, compared to $81.7 million for the third quarter of 2003, an increase of 48%.

     The Chairman noted that the existing demand for new housing in Puerto Rico continues strong and so does Doral’s share of this new housing market including the growing government-sponsored affordable housing loans, most of which enjoy tax exempt interest rates. As a result, the Company has a strong mortgage backlog and a substantial pipeline of future mortgage production.

     The Company has previously explained that refinancing loans in Puerto Rico are generally in smaller loan amounts and tend to be driven by debt consolidation purposes, irrespective of the mortgage interest rate levels. These mortgage rates are significantly lower than other consumer loans and are also tax deductible.

     Mr. Levis also pointed out that while Doral’s mortgage banking units contributed 89% to total net income 5 years ago, this contribution is expected to be less than 55% in 2004, as Doral’s banking subsidiaries and insurance and brokerage subsidiaries continue to grow solidly. Doral Bank is now the fourth largest and fastest growing bank in Puerto Rico in terms of assets.

     Mr. Levis stated that based on existing trends, the Company expected a record level of loan production for the fourth quarter 2004. Mr. Levis concluded by reiterating his optimism for the Company’s prospects, as previously expressed.

FORWARD LOOKING STATEMENTS

     This press release contains certain “forward-looking statements” concerning the Company’s future economic performance. The words or phrases “expect”, “project”, “anticipate”, “look forward”, “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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